EXHIBIT 21.1

SUBSIDIARIES OF SAFE BULKERS, INC.1

Maxdekatria Shipping Corporation (Liberia)

Eniadefhi Shipping Corporation (Liberia)

Eniaprohi Shipping Corporation (Liberia)

Eptaprohi Shipping Corporation (Liberia)

Efragel Shipping Corporation (Liberia)

Marindou Shipping Corporation (Liberia)

Avstes Shipping Corporation (Liberia)

Kerasies Shipping Corporation (Liberia)

Marathassa Shipping Corporation (Liberia)

Staloudi Shipping Corporation (Liberia)

Maxdeka Shipping Corporation (Liberia)

Pemer Shipping Ltd. (Liberia)

Petra Shipping Ltd. (Liberia)

Marinouki Shipping Corporation (Liberia)

Pelea Shipping Ltd. (Liberia)

Soffive Shipping Corporation (Liberia)

Maxpente Shipping Corporation (Liberia)

Maxenteka Shipping Corporation (Liberia)

Maxdodeka Shipping Corporation (Liberia)

     1 These entities will be contributed to Safe Bulkers, Inc. prior to the completion of the offering.